        EXHIBIT 10.29
CONSULTING AGREEMENT

This Consulting Agreement (this “Consulting Agreement”) is made and entered into as of June 12, 2023 (the “Effective Date”), by and between Coherent Corp., a Pennsylvania corporation, and Dr. Mark Sobey (“Consultant”). For purposes of this agreement, Coherent Corp. includes itself and its subsidiaries and affiliates (collectively, the “Company”). The Company and Consultant are herein referred to individually as a “Party,” or collectively as the “Parties”.
WHEREAS, the Company desires to retain Consultant as an independent contractor for a certain period following Consultant’s retirement from the Company on September 1, 2023 (the “Retirement Date”), and Consultant is willing to perform such services, on the terms described below; and
WHEREAS, the Parties have agreed to enter into this Agreement and to set forth the terms of the Parties’ continuing relationship under this Agreement, as Consultant transitions to an independent contractor of the Company the day after the Retirement Date.
NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties hereby agree as follows:
Section 1 - Services and Compensation.
In consideration for the payments and benefits provided to Consultant as set forth in and as described in Exhibit 1 attached hereto (the “Compensation”), Consultant shall perform the services described in Exhibit 1 (the “Services”) for the Company (or its designee). The Parties agree that for purposes of any equity awards granted to the Consultant prior to the Retirement Date and/or deferred compensation (and, in each case, their respective plans and agreements), the Consultant’s retirement from Company shall not be considered a “separation from service” from the Company or other similar concept.
Section 2 – Confidentiality.
“Confidential Information” shall mean any and all technical and non-technical confidential knowledge, data or information related to the business of the Company or to the business of any parent, subsidiary, affiliate, customer or vendor of the Company or any other party with whom the Company agrees to hold information of such party in confidence, including without limitation: (a) trade secrets, inventions, ideas, processes, computer source and object code, data, formulae, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; (b) information regarding products, services, plans for research and development, marketing and business plans, budgets, financials statements, contracts, prices, suppliers and customers; (c) internal Company records documenting the job performance, skills, evaluations, and compensation of the Company’s employees, contractors and any other service providers of the Company; and (d) the existence of any business discussions, negotiations or agreements between the Company and any third party. Without in any way limiting the foregoing, Confidential Information explicitly includes the Company’s list of its current and potential customers. Notwithstanding the foregoing, Confidential Information does not include any knowledge, data or information to the extent the same has become publicly known and made generally available through no wrongful act of Consultant or others who are or were under confidentiality obligations. Consultant understands that the Company has invested, and continues to invest substantial time, money, and specialized knowledge into developing its Confidential Information by developing its sources, creating a customer base, generating customer and potential customer lists, and training its employees. Consultant understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. The Confidential Information provides the Company with a competitive advantage over others in the marketplace.
Section 3 – Confidential Information.
Nonuse and Nondisclosure. During and after the term of this Agreement, Consultant will hold in the strictest confidence, and take all reasonable precautions to prevent any unauthorized use or disclosure of Confidential Information, and Consultant will not (i) use the Confidential Information for any purpose whatsoever other than as reasonably necessary for the performance of the Services on behalf of the Company, or (ii) disclose the Confidential Information to any third party without the prior written consent of an authorized representative of Company, except that Consultant may disclose Confidential Information to the extent compelled by applicable law; provided however, prior to such disclosure, Consultant shall provide prior written notice to the Company and seek a protective order or such similar confidential protection as may be available under applicable law. Consultant agrees that no ownership of Confidential Information is conveyed to the Consultant. Without limiting the foregoing, Consultant shall not use or disclose any Company property, intellectual property rights, trade secrets or other proprietary know-how of the Company to invent, author, make, develop, design, or otherwise enable others to invent, author, make, develop, or design identical or substantially similar designs as those developed under this Consulting Agreement for any third party. Consultant agrees that Consultant’s obligations under this Section shall continue after the termination of this Agreement.
Third Party Confidential Information. Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that at all times during the term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to use it or to disclose it to any person, firm, corporation, or other third party except as reasonably necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.
Section 4 – Intellectual Property.
Assignment of Inventions. Consultant agrees that all right, title, and interest in and to any copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries, ideas and trade secrets conceived, discovered, authored, invented, developed or reduced to practice by Consultant, solely or in collaboration with others, during the term of this Agreement and arising out of, or in connection with, performing the Services under this Agreement and any copyrights, patents, trade secrets, mask work rights or other intellectual property rights relating to the foregoing (collectively, “Inventions”), are the sole property of the Company. Consultant also agrees to promptly make full written disclosure to the Company of any Inventions and to deliver and assign (or cause to be assigned) and hereby irrevocably assigns fully to the Company all right, title and interest in and to the Inventions.
Pre-Existing Materials. Consultant will provide the Company with prior written notice if, in the course of performing the Services, Consultant incorporates into any Invention or utilizes in the performance of the Services any invention, discovery, idea, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property right owned by Consultant or in which Consultant has an interest, prior to, or separate from, performing the Services under this Consulting Agreement (“Prior Inventions”), and the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable, worldwide license (with the right to grant and authorize sublicenses) to make, have made, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. Consultant will not incorporate any invention, discovery, idea, original works of authorship, development, improvements, trade secret, concept, or other proprietary information or intellectual property right owned by any third party into any Invention without Company’s prior written permission.
Moral Rights. Any assignment to the Company of Inventions includes all rights of attribution, paternity, integrity, modification, disclosure and withdrawal, and any other rights throughout the world that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively, “Moral Rights”). To the extent that Moral Rights cannot be assigned under applicable law, Consultant hereby waives and agrees not to enforce any and all Moral Rights, including, without limitation, any limitation on subsequent modification, to the extent permitted under applicable law.
Further Assurances. Consultant agrees to assist Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Company may deem necessary in order to apply for, register, obtain, maintain, defend, and enforce such rights, and in order to deliver, assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title, and interest in and to all Inventions and testifying in a suit or other proceeding relating to such Inventions.
Attorney-in-Fact. Consultant agrees that, if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature with respect to any Inventions, including, without limitation, for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any papers and oaths and to do all other lawfully permitted acts with respect to such Inventions to further the prosecution and issuance of patents, copyright and mask work registrations with the same legal force and effect as if executed by Consultant. This power of attorney shall be deemed coupled with an interest and shall be irrevocable.
Section 5 – Other Activities.
Consultant represents and warrants that Consultant has no agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, Consultant’s obligations to the Company under this Consulting Agreement, and/or Consultant’s ability to perform the Services. Consultant will not enter into any such conflicting agreement during the term of this Consulting Agreement.
Section 6 – Company Materials.

The Company will make Consultant’s current telephone line, cell phone line and email address available to him during the Consulting Period. He will also continue to have access to a computer, iPad, cell phone and such other support from the Company as may reasonably be needed.
Upon the termination of this Consulting Agreement, or upon Company’s earlier request, Consultant will immediately deliver to the Company, and will not keep in Consultant’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Confidential Information, tangible embodiments of the Inventions, all devices and equipment belonging to the Company, all electronically-stored information and passwords to access such property that Consultant may have in Consultant’s possession or control.
Section 7 – Term and Termination.
Term. The term of this Consulting Agreement will begin on the day after the Retirement Date and will continue until the earlier of (i) August 30, 2025, or (ii) termination as provided below.
Termination. Consultant may terminate this Consulting Agreement without cause upon ninety (90) days prior written notice by providing written notice pursuant to Section 14 herein. Company may only terminate this Consulting Agreement for Cause. The following shall constitute “Cause”:
(a)Consultant willfully fails to perform the duties and responsibilities identified in Exhibit 1, and does not cure within 30 days of receiving written notice from the Company specifying in reasonable detail the duties and responsibilities the Company believes were not adequately performed;
(b)Consultant willfully engages in an act which is materially damaging to Company;
(c)Consultant is convicted of, or enters a plea of “guilty” or “no contest” to (i) a felony; or (ii) a criminal offense involving fraud, dishonesty, or moral turpitude; or
(d)Consultant materially breaches any of the covenants set forth in Section 3.
Survival. Upon any termination of this Agreement, all rights and duties of the Company and Consultant toward each other shall cease except:
(a)The Company will pay, within fifteen (15) days after the effective date of termination, all unpaid consulting fees and/or other compensation described in this Agreement earned by Consultant prior to termination of this Agreement, which shall be prorated for a partial month of service, and reimbursable expenses, if any, submitted in accordance with the Company’s policies and in accordance with the provisions of Exhibit 1 attached hereto; and
(b)Sections 2, 3, 4, 6, 8, 9, 10, 12, and 13 will survive termination or expiration of this Consulting Agreement in accordance with their terms.

Section 8 - Independent Contractor Status
Independent Contractor. It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Consulting Agreement shall in any way be construed to constitute Consultant as an agent, employee or representative of the Company. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Except as described herein, Consultant agrees to furnish all tools and materials necessary to accomplish this Consulting Agreement and shall incur all expenses associated with performance. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.
Supervision of Consultant’s Services. All services to be performed by Consultant, including but not limited to the Services, will be as agreed between Consultant and an authorized representative of the Company. Consultant will be required to report to the Company’s designee concerning the Services performed under this Agreement. The nature and frequency of these reports will be left to the discretion of such designee.
Benefits. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company where benefits include, but are not limited to, paid vacation, sick leave, medical insurance and 401k participation. If Consultant is reclassified by a state or federal agency or court as the Company’s employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs of the Company in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.
Section 9 - Limitation of Liability.
Company’s Indemnification of Consultant. The Company shall defend, indemnify, and hold harmless Consultant from and against any and all liabilities, losses, damages, costs and reasonable expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred as a result of any claim, action, or proceeding brought by a third party against Consultant arising out of or relating to work performed by Consultant under this Agreement except where the claim results from: (a) a breach of Consultant’s representations, warranties, covenants and obligations under this Consulting Agreement; (b) Consultant’s gross negligence or willful misconduct in performing his obligations under this Consulting Agreement; or (c) Consultant’s failure to comply with all applicable laws. To be indemnified under this Section, Consultant must notify the Company in writing of any such claim, action or proceeding within three (3) business days of receiving notice of such claim, action, or proceeding. If the Company so desires, it will assume sole control of the defense or settlement of such claim, action, or proceeding. In order to be indemnified, Consultant must give the Company all information and reasonable assistance in connection with such defense and settlement as the Company requests. Either Party shall have the right to retain counsel and participate in such defense or settlement, except that the Company may choose counsel for Consultant should the Company choose to assume sole control of the defense.
Consultant’s Indemnification of Company. Consultant agrees to indemnify and hold harmless the Company and its affiliates and their directors, officers and employees from and against all taxes, losses, damages, liabilities, costs and reasonable expenses, including reasonable attorneys’ fees and other expenses, arising directly or indirectly from or in connection with (i) any grossly negligent, reckless or intentionally wrongful act of Consultant or Consultant’s assistants, employees, contractors or agents, (ii)  any breach by the Consultant or Consultant’s assistants, employees, contractors or agents of any of the covenants contained in this Agreement and corresponding Confidential Information and Invention Assignment Agreement, (iii) any failure of Consultant to perform the Services in accordance with all applicable laws, rules and regulations, or (iv) any violation of a third party’s rights resulting in whole, or in part, from the Company’s use of the Inventions or other deliverables of Consultant under this Agreement.
Section 10 - Arbitration and Equitable Relief.
Arbitration. In consideration of Consultant’s consulting relationship with Company, its promise to arbitrate all disputes related to Consultant’s consulting relationship with the Company and Consultant’s receipt of the compensation and other benefits paid to Consultant by Company, at present and in the future, Consultant agrees that any and all controversies, claims, or disputes with anyone (including Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise), arising out of, relating to, or resulting from Consultant’s consulting relationship with the Company or the termination of Consultant’s consulting relationship with the Company, including any breach of this Consulting Agreement, shall be subject to binding arbitration under the Federal Arbitration Act, and shall be brought in Consultant’s individual capacity, and not as a plaintiff, representative or class member in any purported class, collective or representative proceeding. Consultant agrees to arbitrate any and all common law and/or statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the civil rights act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the California Labor Code, claims relating to employment or independent contractor status, classification and relationship with the company, and claims of harassment, discrimination, wrongful termination, and breach of contract, except as prohibited by law. Consultant also agrees to arbitrate any and all disputes arising out of or relating to the interpretation or application of this agreement to arbitrate, but not to disputes about the enforceability, revocability or validity of this agreement to arbitrate or any portion hereof or the class, collective and representative proceeding waiver herein. With respect to all such claims and disputes that consultant agrees to arbitrate, consultant hereby expressly agrees to waive, and does waive, any right to a trial by jury. Consultant further understands that this agreement to arbitrate also applies to any disputes that the Company may have with consultant.
Procedure. Consultant agrees that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”), which are available at http://www.jamsadr.com/rules-employment-arbitration/. Consultant agrees that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers under the applicable law. Consultant agrees that the arbitrator shall issue a written decision on the merits. Consultant also agrees that the arbitrator shall have the power to award any remedies available under applicable law, and that the arbitrator shall award attorneys’ fees and costs to the prevailing party where provided by applicable law. Consultant agrees that the decree or award rendered by the arbitrator may be entered as a final and binding judgment in any court having jurisdiction thereof. Consultant agrees that the arbitrator shall administer and conduct any arbitration in accordance with Pennsylvania law. The Parties further agree that any arbitration under this Agreement shall be conducted in a location agreed upon by the Parties.
Remedy. Except as provided for in this Agreement, arbitration shall be the sole, exclusive, and final remedy for any dispute between Consultant and the Company. Accordingly, except as provided for by this Agreement, neither Consultant nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.

Availability of Injunctive Relief. The Parties agree that any party may also petition the court for injunctive relief where either party alleges or claims a violation of any agreement. In the event either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.
Administrative Relief. Consultant understands that except as permitted by law this Agreement does not prohibit Consultant from pursuing certain administrative claims with local, state or federal administrative bodies or Government Agencies such as the Equal Employment Opportunity Commission, the National Labor Relations Board, or the workers’ compensation board. Likewise, this Agreement does preclude Consultant from pursuing court action regarding any administrative claims, except as permitted by law.
Section 11 - Voluntary Nature of Agreement.
Consultant acknowledges and agrees that he is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Consultant further acknowledges and agrees that he has carefully read this Agreement and that Consultant has asked any questions needed for Consultant to understand the terms, consequences and binding effect of this Agreement and that he fully understands it, including that Consultant is waiving his right to a jury trial. Finally, Consultant agrees that he has been provided an opportunity to seek the advice of an attorney of Consultant’s choice before signing this Agreement.
Section 12 – Protected Activity Not Prohibited.
Consultant understands that nothing in this Consulting Agreement shall in any way limit or prohibit Consultant from engaging for a lawful purpose in any Protected Activity. For purposes of this Consulting Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any federal, state or local governmental agency or commission, including the Securities and Exchange Commission (“Government Agencies”). Consultant understands that in connection with such Protected Activity, Consultant is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Consultant agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the Government Agencies. Consultant further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. Pursuant to the Defend Trade Secrets Act of 2016, Consultant is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
Section 13 – Miscellaneous.

Governing Law; Consent to Personal Jurisdiction. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to the conflicts of law provisions of any jurisdiction. To the extent that any lawsuit is permitted under this Agreement, the Parties hereby expressly consent to the personal and exclusive jurisdiction and venue of the state and federal courts located in Pennsylvania.
Assignability. This Agreement will be binding upon Consultant’s heirs, executors, assigns, administrators, and other legal representatives, and will be for the benefit of the Company, its successors, and its assigns. There are no intended third-party beneficiaries to this Agreement, except as expressly stated. Except as may otherwise be provided in this Agreement, Consultant may not sell or delegate any rights or obligations under this Agreement but may assign them to a wholly owned limited liability company. Notwithstanding anything to the contrary herein, Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, change of control or otherwise.
Entire Agreement. Except for equity awards and their respective plans and agreements, which are governed by their own terms and conditions, this Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter herein and supersedes all prior written and oral agreements, discussions, or representations between the Parties, including the post-termination consulting provisions contained in the January 7, 2022 offer letter between II-VI Incorporated and Consultant. Consultant represents and warrants that he is not relying on any statement or representation not contained in this Agreement.
Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.
Severability. If a court or other body of competent jurisdiction finds, or the Parties mutually believe, any provision of this Agreement, or portion thereof, to be invalid or unenforceable, such provision will be enforced to the maximum extent permissible so as to effect the intent of the Parties, and the remainder of this Agreement will continue in full force and effect.
Modification, Waiver. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in a writing signed by the Parties. Waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any other or subsequent breach.
Notices. Any notice or other communication required or permitted by this Agreement to be given to a Party shall be in writing and shall be deemed given (i) if delivered personally or by commercial messenger or courier service, (ii) when sent by confirmed facsimile, or (iii) if mailed by U.S. registered or certified mail (return receipt requested), to the Party at the Party’s address written below or at such other address as the Party may have previously specified by like notice. If by mail, delivery shall be deemed effective five (5) business days after mailing in accordance with this Section.

If to the Company, to:
5000 Ericsson Drive
Warrendale, PA 15086
Attn: President

If to Consultant, to:

Signatures. This Agreement may be signed in two counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document.
IN WITNESS WHEREOF, the Parties hereto have executed this Consulting Agreement as of the Effective Date set forth above.
CONSULTANT                            COHERENT CORP.
/s/Mark Sobey                     /s/Walter R. Bashaw II
Dr. Mark Sobey                            Name: Walter R. Bashaw II
                                Title: President

EXHIBIT 1

SERVICES AND COMPENSATION
Contact. Consultant’s principal Company contact and to whom invoices should be sent:
Name: Bob Bashaw
Title: President
Email: bob.bashaw@coherent.com
Phone:     412-952-5670

Services. The Services will include, but will not be limited to, the following:
Consultant will provide management support services to the Company and assist with other matters as reasonably requested by the Company CEO and/or President up to eighty (80) hours per month. Consulting Services shall not exceed eighty (80) hours in any month without the prior mutual written agreement of Consultant and the Company.
Consultant’s Services will commence the day after the Retirement Date and terminate on August 30, 2025 (“Scheduled End Date”), unless earlier terminated under Section 7 of this Agreement (such period, the “Consulting Period”). For the avoidance of doubt, the bone fide services and reduced time commitment contemplated by this Agreement shall not constitute a “separation from service” for purposes of (i) vesting in any unvested Company equity awards, and (ii) Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and as a result, payments to Consultant of any vested benefits that are subject to Section 409A and payable upon a separation from service, including vested benefits under the Amended and Restated Coherent, Inc. Deferred Compensation Plan, shall not be made until Consultant experiences a separation from service under Section 409A subject to the terms of those plans.
Compensation. During the Consulting Period, the Company will provide Consultant the following (the “Consideration”):
Consulting Fee. The Company will pay Consultant a monthly fee of $25,000. Each such payment will be made no later than fifteen (15) days following the last day of the completed month of Services to which such payment relates without the need for an invoice so long as the hours do not exceed twenty-five (25) in any month. If Consultant provides more than twenty-five (25) hours of Services in a particular month, then the Company will pay $675 per hour for each hour above twenty-five (25) and Consultant will provide an invoice reasonably detailing such hours.
Expense Reimbursements. The Company will reimburse Consultant, in accordance with Company policy, for all reasonable expenses incurred by Consultant in performing the Services pursuant to this Consulting Agreement. If travel is required, Consultant will be allowed to travel in first class on domestic flights and business class on international flights.
Equity Vesting. During the Consulting Period Consultant will continue to vest in any unvested Company equity awards in accordance with the relevant award agreements.

For the avoidance of doubt, following the Retirement Date Consultant will be eligible to elect COBRA under the Company group health plans in accordance with the terms of those plans. Company shall pay the cost of such COBRA coverage until Consultant’s 65th birthday.
All payments and benefits provided under the Consulting Agreement including this Exhibit 1 are intended to comply with or be exempt from the requirements of Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or to so comply. Any payment and benefit payable under this Consulting Agreement that is in connection with Consultant’s separation from service with the Company is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. In no event will the Company reimburse Consultant for any tax imposed or other costs incurred as a result of Section 409A.